EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

              (All Subsidiaries are Wholly Owned by the Registrant)


      Proprietary Extrusion Technologies, Inc. (California)

      Arterial Vascular Engineering Canada, Inc. (Canada)

      AVE International Sales, Inc. (Barbados)

      AVE Manufacturing, Inc. (California)

      Arterial Vascular Engineering UK Limited (United Kingdom)

      "David" Neunzehnte Beteiligungs- und Verwaltungsgesellschaft mbH (Germany)

      Arterial Vascular Engineering SARL (France)

      Arterial Vascular Engineering B.V. (The Netherlands)

      AVE (Switzerland) AG

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